Exhibit 10.14

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of this 21 day of December, 2023 (the “Effective Date”), between ARE-SD REGION NO. 61, LLC, a Delaware limited liability company (“Licensor”), and RAPPORT THERAPEUTICS, INC., a Delaware corporation (“Licensee”).

RECITALS:

A. Licensor is the owner of that certain real property described on Exhibit A attached hereto (the “Project”) at which that certain building commonly known as 10210 Campus Point Drive, San Diego, California (the “Building”), is located.

B. Licensor’s affiliate ARE-9880 Campus Point, LLC, a Delaware limited liability company, and Licensee are currently in the process of negotiating a lease agreement (the “Lease”) pursuant to which Licensee will lease approximately 20,626 rentable square feet of space in at 9880 Campus Point Drive, San Diego, California (the “Leased Premises”).

C. Licensee desires to have, and Licensor desires to grant to Licensee, a license to use a portion of the Building commonly known as Suite 100, consisting of approximately 9,558 rentable square feet, as more particularly shown on Exhibit B attached hereto (the “Licensed Premises”).

D. Licensee and Licensor wish to confirm the terms and conditions upon which Licensee may use the Licensed Premises.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor agree as follows:

1. Grant of License. Licensor hereby grants to Licensee an exclusive license to enter into and use the Licensed Premises for the use described below, commencing on the date that Licensor delivers the Licensed Premises to Licensee (the “License Commencement Date”), and continuing on a month-to-month basis (the “Term”), which shall be terminable as set forth in this paragraph. The License Commencement Date is anticipated to occur on January 13, 2024 (the “Target Commencement Date”). Licensor shall use commercially reasonable efforts to deliver the Licensed Premises on the Target Commencement Date or as soon as reasonably practicable thereafter. Notwithstanding the foregoing, in no event shall the License Commencement Date be prior to January 1, 2024. If Licensor fails to timely deliver the Licensed Premises, Licensor shall not be liable to Licensee for any loss or damage resulting therefrom. This Agreement shall be terminable as follows: (a) (i) Licensee shall have the right to terminate this Agreement upon at least 30 days prior written notice to Licensor, (ii) if Licensee has entered into the Lease, then this Agreement shall terminate 30 days after the “Commencement Date” as defined in the Lease (the “Lease Commencement Date”); provided, however, that if the Lease terminates prior to the Lease Commencement Date, then this Agreement shall terminate 180 days after either party delivers written notice to the other, (iii) if Licensee does not enter into the Lease, but rather enters into a different new lease (the “New Lease”) with Licensor or an affiliate of Licensor pursuant to which Licensee shall lease space in the San Diego area, then this Agreement shall terminate 30 days after the “Commencement Date” as defined in the New Lease (the “New Lease Commencement Date”); provided, however, that if the New Lease terminates prior to the New Lease Commencement Date, then this Agreement shall terminate 180 days after either party delivers written notice to the other, and (iv) if neither party has notified the other of an earlier termination date pursuant to subsections (i), (ii) or (iii) of this Section 1, the Term shall automatically terminate on December 31, 2024, and (b) Licensor shall have the right to terminate this Agreement at any time for Cause (as defined in Section 8).

During the Term, Licensee shall have the right to use all of the furniture, fixtures and equipment located within the Licensed Premises (the “Licensor’s Furniture”) as shown in further detail on Exhibit C attached hereto, at no additional cost or expense to Licensee. For avoidance of doubt, Licensor’s Furniture shall be second-hand furniture provided by Licensor. Licensee shall have no right to remove any of the Licensor’s Furniture from the Licensed Premises, and the Licensor’s Furniture shall be returned to Licensor at the expiration or earlier termination of the Term in the same condition as received, subject to ordinary wear and tear.

Provided that Licensee has delivered a certificate of insurance reflecting the insurance coverage required to be maintained by Licensee under Section 3, if the Licensed Premises is available prior to the Target Commencement Date, Licensor shall permit Licensee access to the Licensed Premises during such available time for a maximum period of up to 5 days prior to the License Commencement Date for Licensee’s installation and setup of furniture, fixtures and equipment (“FF&E Installation”), provided that such FF&E Installation is coordinated with Licensor, and Licensee complies with the terms of this Agreement and all other reasonable restrictions and conditions Licensor may impose. All such access shall be during normal business hours. Any access to the Licensed Premises by Licensee before the License Commencement Date shall be subject to all of the terms and conditions of this Agreement, excluding the obligation to pay the License Fee, Operating Expenses and Utilities.

Licensee shall accept the Licensed Premises in its “as-is” condition as of the License Commencement Date, and Licensor is hereby expressly relieved and released from any duty or obligation to make any improvements or alterations to the Licensed Premises prior to or after the License Commencement Date.

Licensee hereby further acknowledges that Licensor has made no representation as to the condition of the Licensed Premises or the suitability of the Licensed Premises or the Project for Licensee’s intended use. Licensor hereby agrees to not remove any existing data cabling serving the Licensed Premises, and shall request that the existing tenant in the Licensed Premises leave the existing data cabling serving the Licensed Premises in place. Licensee shall have the right to use any such data cabling left in the Licensed Premises during the Term and shall abandon it in place at the end of the Term. Licensee acknowledges that the existing tenant in the Licensed Premises is planning to remove the existing cold room located in the Licensed Premises and that Licensor has no obligation to restore the cold room or otherwise provide a cold room for Licensee’s use during the Term.

2. Waiver of Liability and Indemnification. Licensee shall use reasonable care to prevent damage to property and injury to persons while on the Project under this Agreement. Licensee hereby indemnifies and agrees to defend, save and hold Licensor, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Licensor Indemnified Parties”) harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) for injury or death to persons or damage to property occurring within or about the Licensed Premises or the Project and arising directly or indirectly out of the use or occupancy of the Licensed Premises or the Project by Licensee or any Licensee Related Parties (including, without limitation, any act or neglect by Licensee or any Licensee Related Parties in or about the Licensed Premises or at the Project) or a breach or default by Licensee in the performance of any of its obligations under this Agreement, except to the extent any such Claim was caused by the willful misconduct or negligence of Licensor Indemnified Parties. Licensor Indemnified Parties shall not be liable to Licensee for, and Licensee assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Licensed Premises). Licensee further waives any and all Claims for injury to Licensee’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Licensor Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant or other licensee at the Project or of any other third party. The provisions of this Section 2 shall survive the expiration or earlier termination of this Agreement.

3. Insurance of Licensee. Licensee, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Licensed Premises by Licensee at Licensee’s expense; workers’ compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with employers liability limits of $1,000,000 bodily injury by accident – each accident, $1,000,000 bodily injury by disease – policy limit, and $1,000,000 bodily injury by disease – each employee; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Licensed Premises. The commercial general liability insurance maintained by Licensee shall name Alexandria Real Estate Equities, Inc., a Maryland corporation, ARE-SD Region No. 58, LLC, a Delaware limited liability company, TREA Campus Point 6 LLC, a Delaware limited liability company, ARE-San Diego Amenities No. 7, LLC, a Delaware limited liability company, Licensor, and their officers, directors, employees, managers, members, partners, agents, sub-agents, constituent entities and license signators (collectively, “Licensor Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Licensor Insured Parties (any policy issued to Licensor Insured Parties providing duplicate or similar coverage shall be deemed excess over Licensee’s policies, regardless of limits). Licensee shall (i) provide Licensor with 30 days advance written notice of cancellation of such commercial general liability policy, and (ii) request Licensee’s insurer to endeavor to provide 30 days advance written notice to Licensor of cancellation of such commercial general liability policy (or 10 days in the event of a cancellation due to non-payment of premium). Certificates of insurance showing the limits of coverage required hereunder and showing Licensor as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Licensor by Licensee (i) concurrent with Licensee’s delivery to Licensor of an executed copy of this Agreement, and (ii) prior to each renewal of said insurance. Licensee’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Licensee shall, at least 5 days prior to the expiration of such policies, furnish Licensor with renewal certificates.

The property insurance obtained by Licensee and any property insurance maintained by Licensor shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Licensor or Licensee, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under such property insurance, and each party waives any Claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Licensor and its respective Related Parties shall not be liable for, and Licensee hereby waives all Claims against such parties for, business interruption and losses occasioned thereby sustained by Licensee or any person claiming through Licensee resulting from any accident or occurrence in or upon the Licensed Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Licensor or Licensee shall be deemed not released but shall be secondary to the other’s insurer.

4. Use. Licensee’s use of the Licensed Premises is strictly limited to a research and development laboratory, related office and related uses consistent with the character of the Project. Licensee shall not make any alterations, additions, or improvements to the Licensed Premises of any kind whatsoever. Notwithstanding the foregoing, Licensee may make minor alterations with Licensor’s consent, which may be given or withheld in Licensor’s sole discretion if any such minor alteration affects the Building structure or any Building system serving the Licensed Premises and other portions of the Project (“Building Systems”) and shall not be otherwise unreasonably withheld, conditioned or delayed. If Licensor so elects, Licensee shall remove such alteration, addition or improvement upon the expiration or earlier termination of this Agreement and restore any damage caused by or occasioned as a result of such removal, including, when removing any of Licensee’s property that was plumbed, wired or otherwise connected to any of the Building Systems, capping off all such connections behind the walls of the Licensed Premises and repairing any holes. Licensor acknowledges that Licensee may desire to install a MilliQ water purification system with a tap water connection and to make electrical modifications in the Licensed Premises for its LC-MS systems. The Licensed Premises shall be used in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Project (“Legal Requirements”). Licensor hereby reserves the right to enter the Licensed Premises upon reasonable prior written notice to Licensee (of not less than 48 hours, except in the case of an emergency in which case no notice shall be required) for any purpose Licensor deems to be necessary or appropriate in connection with the maintenance, repair, operation, sale or leasing of the Project. Such advance notice shall include the identity of any third parties that will be entering the Licensed Premises. Licensor shall use commercially reasonable efforts to minimize interference with Licensee’s operations in the Licensed Premises in connection with the performance of any planned repairs, alterations or improvements. Licensee shall at all times, except in the case of emergencies, have the right to escort Licensor or its employees, agents, representatives, contractors or guests while the same are in the Licensed Premises, provided such escort does not materially and adversely affect Licensor’s access rights hereunder. Licensor shall use reasonable efforts to comply with Licensee’s written protocol with respect to entering restricted portions of the Licensed Premises; provided, however, that a copy of the same has previously been provided to Licensor.

At the expiration or earlier termination of the Term, Licensee shall remove all of Licensee’s personal property from the Licensed Premises, and Licensee shall restore and repair any damage caused by or occasioned as a result of such removal.

5. Hazardous Materials. Licensee shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Licensed Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Licensee or any of its respective officers, directors, employees, managers, agents, invitees and contractors (each, a “Licensee Related Party”). If Licensee breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials in the Licensed Premises during the Term, any holding over, or during any other period of occupancy of the Licensed Premises by Licensee results in contamination of the Licensed Premises, the Project or any adjacent property or if contamination of the Licensed Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Licensed Premises by anyone other than Licensor and Licensor’s employees, agents and contractors otherwise occurs during the Term, any holding over, or during any other period of occupancy of the Licensed Premises by Licensee, Licensee hereby indemnifies and shall defend and hold Licensor, its officers, directors, employees, agents and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Licensed Premises or the Project, or the loss of, or restriction on, use of the Licensed Premises or any portion of the Project), expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses to the extent arising during or after the Term as a result of such contamination. This indemnification of Licensor by Licensee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any federal, state or local governmental authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Licensed Premises and for which Licensee is responsible pursuant to the terms hereof. Without limiting the foregoing, if the presence of any Hazardous Materials on the Licensed Premises, the Building, the Project or any adjacent property caused or permitted by Licensee or any Licensee Related Party results in any contamination of the Licensed Premises, the Building, the Project or any adjacent property, Licensee shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Licensed Premises, the Building, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Licensor’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Licensed Premises, the Building or the Project. Notwithstanding anything to the contrary contained in this Section 5 or in Section 7, Licensee shall not be responsible for the clean-up or remediation of, and the indemnification and hold harmless obligations set forth in this paragraph shall not apply to (i) contamination in the Licensed Premises which Licensee can demonstrate existed in the Licensed Premises immediately prior to the License Commencement Date, or (ii) the presence of any

Hazardous Materials in the Licensed Premises which Licensee can prove to Licensor’s reasonable satisfaction migrated from outside of the Licensed Premises into the Licensed Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Licensee of any of its obligations under this Agreement, or (y) was caused, contributed to or exacerbated by Licensee or any Licensee Related Party.

In connection with Licensee’s use of the Licensed Premises, Licensee shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within the control area (located within the Licensed Premises) identified as Control Area 6 on Exhibit D attached hereto, as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Licensee’s pro rata share of any control areas or zones located within the Licensed Premises shall be determined based on the rentable square footage that Licensee licenses within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%. Additionally, (i) in connection with Licensee’s use of the Suite 100 HazMat Storage Area (as defined in Section 6(b)(i) below), Licensee shall be allowed to utilize 50% of the Hazardous Materials inventory within the control area (located within the Suite 100 HazMat Storage Area) identified as Control Area 3 on Exhibit D, and (ii) in connection with Licensee’s use of the Suite 150 HazMat Storage Area (as defined in Section 6(a)(i) below), Licensee shall be allowed to utilize 100% of the Hazardous Materials inventory within the control area (located within the Suite 150 HazMat Storage Area) identified as Control Area 4 on Exhibit D.

Licensee shall have no right to use or install any underground storage tanks at the Project.

As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority regulating or relating to health, safety, or environmental conditions on, under, or about the Licensed Premises or the Project, or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Licensee is and shall be deemed to be the “operator” of Licensee’s “facility” and the “owner” of all Hazardous Materials brought on the Licensed Premises by Licensee or any Licensee Related Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement.

6. Storage Areas.

(a) Suite 150 Storage Areas.

(i) Suite 150 HazMat Storage Area. Provided that Licensee has delivered a certificate of insurance reflecting the insurance coverage required to be maintained by Licensee under Section 3 in connection with Licensee’s use and occupancy of the Licensed Premises (or contemplated use and occupancy of the Licensed Premises), commencing on the first business day following the Effective Date, Licensee shall have the right to use that certain area of the Building designated on Exhibit E as “Hazardous Materials Storage Area” (the “Suite 150 HazMat Storage Area”) for the storage of Licensee’s Hazardous Materials and other property at the Project. Licensee shall have all of the obligations under this Agreement with respect to the Suite 150 HazMat Storage Area as though the Suite 150 HazMat Storage Area were part of the Licensed

Premises, excluding the obligation to pay the License Fee. Licensee shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the Suite 150 HazMat Storage Area. Licensor shall have no obligation to make any repairs or other improvements to the Suite 150 HazMat Storage Area and Licensee shall maintain the same, at Licensee’s sole cost and expense, in substantially the same condition as received during the Term as though the same were part of the Licensed Premises. Licensee shall not make any alterations, additions, or improvements to Suite 150 HazMat Storage Area of any kind whatsoever. Licensee shall, at Licensee’s sole cost and expense, surrender the Suite 150 HazMat Storage Area at the expiration or earlier termination of the Term of this Agreement free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 7.

(ii) Suite 150 General Storage Area. Provided that Licensee has delivered a certificate of insurance reflecting the insurance coverage required to be maintained by Licensee under Section 3 in connection with Licensee’s use and occupancy of the Licensed Premises (or contemplated use and occupancy of the Licensed Premises) commencing on the first business day following the Effective Date, Licensee shall have the right to use that certain storage cage in the Building designated on Exhibit E as “General Storage Area” (“Suite 150 General Storage Area”) for the storage of Licensee’s property and for no other use or purpose. Licensee may not store any Hazardous Materials in the Suite 150 General Storage Area. Licensee shall have all of the obligations under this Agreement with respect to the Suite 150 General Storage Area as though the Suite 150 General Storage Area were part of the Licensed Premises, excluding the obligation to pay the License Fee. Licensor shall have no obligation to make any repairs or other improvements to the Suite 150 General Storage Area and Licensee shall maintain the same, at Licensee’s sole cost and expense, in substantially the same condition as received during the Term as though the same were part of the Licensed Premises. Licensee shall not make any alterations, additions, or improvements to Suite 150 General Storage Area of any kind whatsoever. Licensee shall, at Licensee’s sole cost and expense, surrender the Suite 150 General Storage Area at the expiration or earlier termination of the Term of this Agreement free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 7.

(b) Suite 100 Storage Areas.

(i) Suite 100 HazMat Storage Area. In connection with Licensee’s use and occupancy of the Licensed Premises, commencing on the License Commencement Date, Licensee shall have the right to use that certain area of the Building designated on Exhibit F as “Hazardous Materials Storage Area” (the “Suite 100 HazMat Storage Area”) for the storage of Licensee’s Hazardous Materials and other property at the Project. Licensee shall have all of the obligations under this Agreement with respect to the Suite 100 HazMat Storage Area as though the Suite 100 HazMat Storage Area were part of the Licensed Premises, excluding the obligation to pay the License Fee. Licensee shall maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, and take or cause to be taken all other actions necessary or required under applicable Legal Requirements in connection with the use of the Suite 100 HazMat Storage Area. Licensor shall have no obligation to make any repairs or other improvements to the Suite 100 HazMat Storage Area and Licensee shall maintain the same, at Licensee’s sole cost and expense, in substantially the same condition as received during the Term as though the same were part of the Licensed Premises. Licensee shall not make any alterations, additions, or improvements to Suite 100 HazMat Storage Area of any kind whatsoever. Licensee shall, at Licensee’s sole cost and expense, surrender the Suite 100 HazMat Storage Area at the expiration or earlier termination of the Term of this Agreement free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 7.

(ii) Suite 100 General Storage Area. In connection with Licensee’s use and occupancy of the Licensed Premises, commencing on the License Commencement Date, Licensee shall have the right to use that certain storage cage in the Building designated on Exhibit F as “General Storage Area” (“Suite 100 General Storage Area”) for the storage of Licensee’s property and for no other use or purpose. Licensee may not store any Hazardous Materials in the Suite 100 General Storage Area. Licensee shall have all of the obligations under this Agreement with respect to the Suite 100 General Storage Area as though the Suite 100 General Storage Area were part of the Licensed Premises, excluding the obligation to pay the License Fee. Licensor shall have no obligation to make any repairs or other improvements to the Suite 100 General Storage Area and Licensee shall maintain the same, at Licensee’s sole cost and expense, in substantially the same condition as received during the Term as though the same were part of the Licensed Premises. Licensee shall not make any alterations, additions, or improvements to Suite 100 General Storage Area of any kind whatsoever. Licensee shall, at Licensee’s sole cost and expense, surrender the Suite 100 General Storage Area at the expiration or earlier termination of the Term of this Agreement free of any debris and trash and free of any Hazardous Materials in accordance with the requirements of Section 7.

7. Surrender. Upon the expiration of the Term or earlier termination of Licensee’s right of possession, Licensee shall surrender the Licensed Premises to Licensor in the same condition as received, ordinary wear and tear and casualty loss and condemnation excepted, and free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Licensed Premises by any person other than Licensor or Licensor’s employees, agents and contractors (collectively, “Licensee HazMat Operations”) and released of all Hazardous Materials clearances required to be obtained pursuant to applicable Environmental Requirements in connection with the Licensee HazMat Operations. No later than the date that is 30 days prior to the surrender of the Licensed Premises, Licensee shall deliver to Licensor a narrative description of the actions proposed (or required by any governmental authority) to be taken by Licensee in order to surrender the Licensed Premises at the expiration or earlier termination of the Term, free from any residual impact from the Licensee HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Licensee with respect to the Licensed Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Licensed Premises, and shall be subject to the review and approval of Licensor’s environmental consultant. In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Licensor, Licensee shall deliver to Licensor or its consultant such additional non-proprietary information concerning Licensee HazMat Operations as Licensor shall request. On or before such surrender, Licensee shall deliver to Licensor evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Licensor shall have the right, subject to reimbursement at Licensee’s expense as set forth below, to cause Licensor’s environmental consultant to inspect the Licensed Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Licensed Premises are, as of the effective date of such surrender or early termination of this Agreement, free from any residual impact from Licensee HazMat Operations. Licensee shall reimburse Licensor for the actual out-of-pocket expenses incurred by Licensor for Licensor’s environmental consultant to review the Decommissioning and HazMat Closure Plan and to visit the Licensed Premises and verify satisfactory completion of the same, which cost shall not exceed $5,000. Licensor shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Licensor’s environmental consultant with respect to the surrender of the Licensed Premises to third parties.

If Licensee shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Licensor, or if Licensee shall fail to complete the approved Decommissioning and HazMat Closure Plan, or if such Decommissioning and HazMat Closure Plan, whether or not approved by Licensor, shall fail to adequately address any residual effect of Licensee HazMat Operations in, on or about the Licensed Premises, Licensor shall have the right to take such actions as Licensor may deem reasonable or appropriate to assure that the Licensed Premises and the Project are surrendered free from any residual impact from Licensee HazMat Operations, the cost of which actions shall be reimbursed by Licensee without regard to any limitation set forth in the first paragraph of this Section 7.

The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement.

8. Termination. “Cause” for termination of this Agreement shall exist if (i) Licensee fails to comply with any of the terms or provisions of this Agreement (other than the provisions requiring the payment of fees or other sums), and fails to cure such default within 30 days after the date of receipt of written notice of default from Licensor (provided that if the nature of Licensee’s default is such that it reasonably requires more than 30 days to cure, then Licensee shall not be deemed to be in default if Licensee commences such cure within said 30 day period and thereafter diligently prosecutes the same to completion; provided, however, that, promptly following request by Licensor from time to time, Licensee shall provide Licensor with detailed written status reports regarding the status of such cure and the actions being taken by Licensee); or (ii) with respect to any provisions requiring the payment of fees or other sums, Licensee fails to pay Licensor within 5 business days after Licensor’s delivery to Licensee of notice of non-payment.

9. License Fee. Pursuant to the terms of this Section 9, for the period commencing on the License Commencement Date through the expiration or earlier termination of the Term, Licensee shall pay a license fee (“License Fee”) to Licensor in the amount of $60.00 per rentable square foot of the Licensed Premises per year. Licensee shall pay to Licensor in advance, without demand, abatement, deduction or set-off, equal monthly installments of the License Fee on or before the first day of each calendar month during the Term hereof, in lawful money of the United States of America, at the address set forth below, or to such other person or at such other place as Licensor may from time to time designate in writing. Payments of the License Fee for any fractional calendar month shall be prorated. Notwithstanding the foregoing, subject to the terms of the immediately following paragraph, Licensee shall not be required to pay the License Fee under this Agreement (the “Abatement”), for the period commencing on the License Commencement Date through the expiration or earlier termination of the Term (the “Abatement Period”), not including any period of hold over, which would be subject to Section 26 below.

Licensee acknowledges and agrees that if (i) Licensee defaults (beyond all applicable notice and cure periods) under this Agreement, (ii) Licensee enters into the Lease, and the Lease terminates prior to the Lease Commencement Date due to Licensee’s default (beyond all applicable notice and cure periods) under the Lease, (iii) Licensee enters into the New Lease, and the New Lease terminates prior to the New Lease Commencement Date due to Licensee’s default (beyond all applicable notice and cure periods) under the New Lease (each, a “Payment Trigger Date”), then commencing on the Payment Trigger Date through the expiration of the Term, Licensee shall commence paying the monthly License Fee and continue paying Operating Expenses (as provided in Section 10 below) for each month during the Term after the Payment Trigger Date.

Payments required to be made to Licensor pursuant to this Agreement shall be remitted to Licensor at the address set forth below (as the same may be changed from time to time by Licensor upon written notice from Licensor to Licensee):

ARE-SD Region No. 61, LLC

P.O. Box 102323

Pasadena, CA 91189

10. Operating Expenses. Commencing on the License Commencement Date, and continuing thereafter on the first day of each month through the Term, Licensee shall pay Licensor an amount equal to 1/12 of Licensee’s Share of Licensor’s written estimate of Operating Expenses for the Project for each calendar year during the Term. Licensee’s Share of Operating Expenses with respect to the Building is 12.06%, and the Building’s Share of Operating Expenses with respect to the Project is 24.89%. The term “Operating Expenses” means all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Licensor with respect to the Building (including the Building’s Share of all costs and expenses of any kind or description incurred or accrued by Licensor with respect to the Project) including, without limitation, (1) Taxes (defined below), (2) the cost of upgrades to the Building or Project or enhanced services provided at the Building and/or Project which are intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of communicable diseases and/or viruses of any kind or nature which is more virulent than the seasonal flu, (3) the cost of the common amenities now or hereafter located in, on or otherwise serving the Project, if any, as may exist from time to time, as determined by Licensor in Licensor’s sole and absolute discretion (collectively, the “Project Amenities”) (including, without limitation, reimbursement by Licensor to affiliates of Licensor for market rent paid by such affiliates to Licensor for Project Amenities space, commercially reasonable reduced rent, commercially reasonable subsidies or other commercially reasonable concessions which Licensor may provide in connection with the Project Amenities), (4) transportation services (including costs associated with Licensor’s operation of or participation in a shuttle service), and (5) the cost of repairs, improvements and replacements, provided that to the extent that such repairs, improvements and/or replacements are reasonably determined by Licensor to be Capital Items (as defined in sub-section (ii) below), such costs shall be amortized over the useful life of such Capital Items, as reasonably determined by Licensor taking into account all relevant factors including, without limitation, the 24/7 operation of the Building, with interest at 8% per annum, excluding only:

(a) the original construction costs of the Project and renovation prior to the License Commencement Date and costs of correcting defects in such original construction or renovation;

(b) capital expenditures except for repairs, improvements or replacements, to the extent reasonably determined by Licensor in accordance with sound real estate accounting principles to be capital in nature, and: (1) are required in order to comply with Legal Requirements first imposed after the Commencement Date; (2) are intended to reduce Operating Expenses and/or to maintain or improve the utility or efficiency of the Project including any Building Systems (as defined in Section 13), (3) maintain or improve the safety, security or sustainability of the Project, or (4) are required to replace capital items that have reached the end of their useful life or to extend the life of any capital items, including the replacements of parts or components of capital items (collectively, “Capital Items”);

(c) interest, principal payments of Mortgage (as defined in Section 27) debts of Licensor, financing costs and amortization of funds borrowed by Licensor, whether secured or unsecured, and all payments of base rent (but not operating expenses or taxes, except to the extent such item of operating expenses or taxes would otherwise not be permitted to be passed through pursuant to Section 5 and Section 9 of this Agreement) under any ground lease or other underlying lease of all or any portion of the Project;

(d) depreciation of the Project (except for Capital Items, the cost of which are includable in Operating Expenses);

(e) advertising, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent and construction allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Licensor pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed by other tenants of the Project or Taxes to be paid directly by Licensee or other tenants of the Project, whether or not actually paid;

(i) salaries, wages, benefits and other compensation paid to (i) personnel of Licensor or its agents or contractors above the position of the person, regardless of title, who has day-to-day management responsibility for the Project or (ii) officers and employees of Licensor or its affiliates who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project; provided, however, that with respect to any such person who does not devote substantially all of his or her employed time to the Project, the salaries, wages, benefits and other compensation of such person shall be prorated to reflect time spent on matters related to operating, managing, maintaining or repairing the Project in comparison to the time spent on matters unrelated to operating, managing, maintaining or repairing the Project;

(j) costs incurred for off-site offices or facilities maintained in connection with the management, operation, engineering, sustainability, Utility and/or security services provided to the Project and other properties owned by Licensor or affiliates of Licensor, except to the extent of the Project’s share of such costs as proportionately allocated among the Project and such other properties owned by Licensor or affiliates of Licensor served by such off-site offices or facilities;

(k) general organizational, administrative and overhead costs relating to maintaining Licensor’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(l) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(m) costs incurred by Licensor due to the violation by Licensor, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement;

(n) penalties, fines or interest incurred as a result of Licensor’s inability or failure to make payment of Taxes and/or to file any tax or informational returns when due, or from Licensor’s failure to make any payment of Taxes required to be made by Licensor hereunder before delinquency;

(o) overhead and profit increment paid to Licensor or to subsidiaries or affiliates of Licensor for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(p) costs of Licensor’s charitable or political contributions, or of fine art maintained at the Project;

(q) costs in connection with services or items which are not available to all tenants of the Project and which are not available to Licensee without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Licensor;

(r) costs incurred in the sale or refinancing of the Project;

(s) net income taxes of Licensor or the owner of any interest in the Project or franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein (except to the extent such taxes are in substitution for any Taxes payable hereunder); and

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

As part of Operating Expenses, Licensee shall be required to pay the costs of Licensor’s third party property manager, the cost of which shall not exceed 3% of the License Fee, or, if there is no third party property manager, administration rent in the amount of 3% of the License Fee. Notwithstanding anything to the contrary contained herein, during the Abatement Period, Licensee shall be required to pay administration rent each month equal to the amount of the administration rent that Licensee would have been required to pay in the absence of there being an Abatement Period.

Promptly after the expiration or earlier termination of this Agreement, Licensor shall furnish to Licensee a statement (a “Reconciliation Statement”) showing in reasonable detail: (a) the total and Licensee’s share of actual Operating Expenses for the Term of the license, and (b) the total of Licensee’s payments in respect of Operating Expenses for the Term of this Agreement. If Licensee’s share of actual

Operating Expenses exceeds Licensee’s payments of Operating Expenses, the excess shall be due and payable by Licensee within 30 days after delivery of such Reconciliation Statement to Licensee. If Licensee’s payments of Operating Expenses exceed Licensee’s share of actual Operating Expenses Licensor shall pay the excess to Licensee within 30 days after delivery of such Reconciliation Statement to Licensee, except that after the expiration, or earlier termination of the Term, Licensor shall pay the excess to Licensee after deducting all other amounts due Licensor.

As used herein, the term “Taxes” shall include all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the License Commencement Date or thereafter enacted, imposed by any federal, state, regional, municipal, local or other governmental authority or agency, including, without limitation, quasi-public agencies (collectively, “Governmental Authority”) during the Term, including, without limitation, all Taxes: (i) imposed on or measured by or based, in whole or in part, on rent payable to (or gross receipts received by) Licensor under this Agreement and/or from the rental by Licensor of the Project or any portion thereof, or (ii) based on the square footage, assessed value or other measure or evaluation of any kind of the Licensed Premises or the Project, or (iii) assessed or imposed by or on the operation or maintenance of any portion of the Licensed Premises or the Project, including parking, or (iv) assessed or imposed by, or at the direction of, or resulting from Legal Requirements, or interpretations thereof, promulgated by any Governmental Authority, or (v) imposed as a license or other fee, charge, tax, or assessment on Licensor’s business or occupation of leasing space in the Project. Taxes shall not include any net income taxes imposed on Licensor (except to the extent such net income taxes are in substitution for any Taxes payable hereunder), nor franchise, conveyance or excise taxes.

The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11. Licensee Maintenance Obligations. Notwithstanding anything to the contrary contained in this Agreement, as of the License Commencement Date, the maintenance and repair obligations for the Licensed Premises shall be allocated between Licensor and Licensee as set forth on Exhibit G attached hereto. The maintenance obligations allocated to Licensee pursuant to Exhibit G (the “Licensee Maintenance Obligations”) shall be performed by Licensee at Licensee’s sole cost and expense. The Licensee Maintenance Obligations shall include the procurement and maintenance of contracts, in form and substance reasonably satisfactory to Licensor, with copies to Licensor upon Licensor’s written request, for and with contractors reasonably acceptable to Licensor specializing and experienced in the respective Licensee Maintenance Obligations. Notwithstanding anything to the contrary contained herein, the scope of work of any such contracts entered into by Licensee pursuant to this paragraph shall, at a minimum, comply with manufacturer’s recommended maintenance procedures for the optimal performance of the applicable equipment. Licensor shall, notwithstanding anything to the contrary contained in this Agreement, have no obligation to perform any Licensee Maintenance Obligations. The Licensee Maintenance Obligations shall not include the right or obligation on the part of Licensee to make any structural and/or capital repairs or improvements to the Project. For avoidance of doubt, during any period that Licensee is responsible for the Licensee Maintenance Obligations, Licensor shall, as part of Operating Expenses (subject to Section 10), be responsible for capital repairs and replacements required to be made to the Project. If Licensee fails to maintain any portion of the Licensed Premises for which Licensee is responsible as part of the Licensee Maintenance Obligations in a manner reasonably acceptable to Licensor within the requirements of this Agreement, Licensor shall have the right, but not the obligation, to provide Licensee with written notice thereof and to assume the Licensee Maintenance Obligations if Licensee does not cure Licensee’s failure within 10 business days after receipt of such notice in which case Licensee shall be required, within 10 business days after demand from Licensor, to pay or reimburse Licensor, as the case may be, for all costs out-of-pocket incurred or to be incurred by Licensor in connection with performing any Licensee Maintenance Obligations.

12. Utilities. Licensor shall provide, subject to the terms of this Section 12, water, electricity (including lights and plugs), HVAC, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Building is plumbed for such services), and with respect to the common areas of the Project only, refuse and trash collection and janitorial services (collectively, “Utilities”). No interruption or failure of Utilities from any cause whatsoever shall result in eviction or constructive eviction of Licensee or termination of this Agreement. Licensee shall be responsible for paying its equitable share of any jointly-metered Utilities serving the Licensed Premises, as reasonably determined by Licensor. Licensee shall also be responsible for obtaining and paying for its own janitorial services for the Licensed Premises and for paying directly to the applicable Utility provider separately metered Utilities provided to Licensee or the Licensed Premises.

Notwithstanding anything to the contrary set forth herein, if (i) a stoppage of a Utility Service (as defined below) to the Licensed Premises shall occur and such stoppage is due solely to the gross negligence or willful misconduct of Licensor and not due in any part to any act or omission on the part of Licensee or any Licensee Related Party or any matter beyond Licensor’s reasonable control (any such stoppage of a Utility Service being hereinafter referred to as a “Service Interruption”), and (ii) such Service Interruption continues for more than 5 consecutive business days after Licensor shall have received written notice thereof from Licensee, and (iii) as a result of such Service Interruption, the conduct of Licensee’s normal operations in the Licensed Premises are materially and adversely affected, then, only if Licensee is currently paying the License Fee (i.e., the License Fee is not being abated pursuant to Section 9 above), there shall be an abatement of one day’s License Fee for each day during which such Service Interruption continues after such 5 business day period; provided, however, that if any part of the Licensed Premises is reasonably useable for Licensee’s normal business operations or if Licensee conducts all or any part of its operations in any portion of the Licensed Premises notwithstanding such Service Interruption, then the amount of each daily abatement of the License Fee shall only be proportionate to the nature and extent of the interruption of Licensee’s normal operations or ability to use the Licensed Premises. The rights granted to Licensee under this paragraph shall be Licensee’s sole and exclusive remedy resulting from a failure of Licensor to provide services, and Licensor shall not otherwise be liable for any loss or damage suffered or sustained by Licensee resulting from any failure or cessation of services. For purposes hereof, the term “Utility Service” shall mean the following services: HVAC service, water, sewer and electricity, but in each case only to the extent that Licensor has an obligation to provide same to Licensee under this Agreement. The provisions of this paragraph shall only apply as long as the original Licensee is occupying the Licensed Premises under this Agreement and shall not apply to any assignee or sublessee. For avoidance of doubt, the abatement set forth in this Section 12 shall not apply to any Service Interruption that occurs during the Abatement Period (i.e., when the License Fee is already being abated).

13. Parking. Subject to all matters of record and a taking, Licensee shall have the right, at no additional cost during the Term, in common with other tenants and occupants of the Project, to use Licensee’s share of pro rata share of parking spaces with respect to the Licensed Premises, which parking spaces shall be located in the surface and below grade parking areas serving the Building and the Project designated for non-reserved parking, subject in each case to Licensor’s rules and regulations. Licensee’s pro rata share of parking is equal to 2.5 parking spaces per 1,000 rentable square feet of the Licensed Premises.

14. Signs; Exterior Appearance. Licensee shall not, without the prior written consent of Licensor, which may be granted or withheld in Licensor’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Building, (ii) use any curtains, blinds, shades or screens other than Licensor’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Licensed Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Licensed Premises. Building standard suite entry signage and signage on the directory tablet shall be inscribed, painted or affixed for Licensee by Licensor at Licensor’s cost, and shall be of a size, color and type acceptable to Licensor. Licensee shall not be responsible for the removal of such suite entry and Building lobby directory signage at the expiration or earlier termination of this Agreement. Nothing may be placed on the exterior of corridor walls or corridor doors other than Licensor’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

15. Limitation on Licensor’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE TO THE CONTRARY: (A) LICENSOR SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER PERSON FOR (AND LICENSEE AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: LICENSEE’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, PRODUCT, AND/OR BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE LICENSED PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LICENSOR FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE LICENSED PREMISES OR ARISING IN ANY WAY UNDER THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN LICENSOR AND LICENSEE WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LICENSOR HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LICENSOR’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LICENSOR’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS. UNDER NO CIRCUMSTANCES SHALL LICENSOR OR ANY OF LICENSOR’S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS BE LIABLE FOR INJURY TO LICENSEE’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM OR ANY CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES SUFFERED BY LICENSEE.

16. Assignment. Licensee may not assign or otherwise transfer all or any part of its interest in this Agreement or in the Licensed Premises.

17. Governing Jurisdiction. This Agreement shall be construed under and in accordance with the laws of the State of California.

18. Notice. Any notice required to be given under this Agreement may be personally delivered to a party, or may be sent by overnight courier service (e.g., Federal Express), or by facsimile transmission with a confirming copy sent by overnight courier service, to either party addressed as follows:

To Licensee:	Rapport Therapeutics, Inc.

1325 Boylston Street, Suite 401

Boston, Massachusetts 02215

Attn: Cheryl Gault, COO

To Licensor:	c/o Alexandria Real Estate Equities, Inc.

26 North Euclid Avenue

Pasadena, CA 91101

Attn: Corporate Secretary

Re: 10210 Campus Point Drive

19. Estoppel Certificate. Licensee shall, within 10 business days of written notice from Licensor, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Licensor hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Agreement or the Licensed Premises as may be reasonably requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Licensed Premises are a part.

20. OFAC. Licensee is currently (a) in compliance with and shall at all times during the Term of this Agreement remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Agreement be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

21. Miscellaneous. Any modification of this Agreement must be in writing signed by both Licensor and Licensee. If any provision of this Agreement is made unenforceable, such shall not affect the enforceability of any other provision. If any action is brought by either party against the other, the prevailing party shall be entitled to recover reasonable attorney’s fees. This Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the respective parties. If any clause or provision of this Agreement is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby.

22. Brokers. Licensor and Licensee each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than Jones Lang LaSalle, Cushman & Wakefield and CBRE, Inc. Licensor and Licensee each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle, Cushman & Wakefield and CBRE, Inc., claiming a commission or other form of compensation by virtue of having dealt with Licensee or Licensor, as applicable, with regard to this Agreement. Licensor shall be responsible for all commissions due to each of Jones Lang LaSalle, Cushman & Wakefield and CBRE arising out of the execution of this Agreement in accordance with the terms of separate written agreements between Licensor and each of Jones Lang LaSalle, Cushman & Wakefield and CBRE.

23. Rules and Regulations. Licensee shall, at all times during the Term, comply with all reasonable rules and regulations at any time or from time to time established by Licensor covering use of the Licensed Premises and the Project. If there is any conflict between said rules and regulations and other provisions of this Agreement, the terms and provisions of this Agreement shall control. Licensor shall not have any liability or obligation for the breach of any rules or regulations by other tenants or other licensees at the Project and shall not enforce such rules and regulations in a discriminatory manner.

24. California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Licensor hereby discloses to Licensee, and Licensee hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Licensee, having read such notice and understanding Licensee’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Licensed Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Licensor and Licensee hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Licensee shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Licensee to Licensor; (B) any CASp inspection timely requested by Licensee shall be conducted (1) at a time mutually agreed to by Licensor and Licensee, (2) in a professional manner by a CASp designated by Licensor and without any testing that would damage the Licensed Premises, Building or Project in any way, and (3) at Licensee’s sole cost and expense, including, without limitation, Licensee’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Licensor and Licensee; (D) Licensee, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Licensed Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Licensed Premises that are Licensor’s obligation to repair as set forth in the Agreement, then Licensor shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Licensee shall reimburse Licensor for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Licensee’s receipt of an invoice therefor from Licensor.

25. Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

26. Holding Over. Notwithstanding anything to the contrary contained herein, if Licensee remains in possession of the Licensed Premises after the expiration or earlier termination of the Term without the express written consent of Licensor, (a) Licensee shall become a tenant at sufferance upon the terms of this Agreement except that the monthly rental shall be an amount equal to 150% of the monthly License Fee (excluding any Abatement) plus Licensee’s pro rata share of Operating Expenses attributable to the Licensed Premises, and other amounts payable under this Agreement, and (b) Licensee shall be responsible for all damages suffered by Licensor resulting from or occasioned by Licensee’s holding over, including consequential damages; provided, however, that if Licensee delivers a written inquiry to Licensor within 30 days prior to the expiration or earlier termination of the Term, Licensor will notify Licensee whether the potential exists for consequential damages.

27. Financial Information Licensee shall furnish to Licensor true and complete copies of (i) upon Licensor’s written request on an annual basis, Licensee’s most recent unaudited (or, if available, audited) annual financial statements, provided, however, that Licensee shall not be required to deliver to Licensor such annual financial statements for any particular year sooner than the date that is 90 days after the end of each of Licensee’s fiscal years during the Term, (ii) upon Licensor’s written request on a quarterly basis, Licensee’s most recent unaudited quarterly financial statements; provided, however, that Licensee shall not be required to deliver to Licensor such quarterly financial statements for any particular quarter sooner that the date that is 45 days after the end of each of Licensee’s fiscal quarters during the Term, (iii) upon Licensor’s written request from time to time, updated business plans, including cash flow projections and/or pro forma balance sheets and income statements, all of which shall be treated by Licensor as confidential information belonging to Licensee, (iv) upon Licensor’s written request from time to time, corporate brochures and/or profiles prepared by Licensee for prospective investors, and (v) upon Licensor’s written request from time to time, any other financial information or summaries that Licensee typically provides to its lenders or shareholders. Notwithstanding anything to the contrary contained in this Agreement, Licensor’s written request for financial information pursuant to this Section 27 may delivered to Licensee via email delivered to finance@rapportrx.com. If Licensee is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 27 shall not apply.

28. Licensor’s Proprietary Operations. Absent prior written consent from Licensor, Licensee shall hold confidential and will not disclose to third parties, and shall require Licensee Related Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Licensor. Licensee shall notify Licensor immediately if Licensee becomes aware of any third party contacting Licensee or any Licensee Related Parties requesting information regarding Licensor’s business operations.

29. Right to Expand.

(a) Right of First Refusal. The first time after Licensee has entered into the Lease or a New Lease that Licensor intends to accept a bona fide written proposal or deliver a counter proposal which Licensor would be willing to accept (the “Pending Deal”) to lease or license all or a portion of Suite 150 in the Building, containing approximately 17,085 rentable square feet (the “Suite 150 Premises”), to a third party, Licensor shall deliver to Licensee written notice (the “Pending Deal Notice”). The Suite 150 Premises shall be offered to Licensee to license in its “as-is” condition, and otherwise on the same terms and conditions as the license of the Licensed Premises as set forth in this Agreement, except that Licensor will not be obligated to provide any furniture, fixtures or equipment to the Suite 150 Premises. Within 5 days after Licensee’s receipt of the Pending Deal Notice, Licensee shall deliver to Licensor written notice (the “Acceptance Notice”) if Licensee elects to license the Suite 150 Premises. Licensee’s right to receive the Pending Deal Notice and election to license or not license the Suite 150 Premises pursuant to this Section 29(a) is hereinafter referred to as the “Right of First Refusal.” If Licensee elects to license the Suite 150 Premises by delivering the Acceptance Notice within the required 5 day period, Licensee shall be deemed to agree to expand the Premises to include the Suite 150 Premises and to license the Suite 150 Premises on the same general terms and conditions as this Agreement except that the terms of this Agreement shall be modified to reflect the fact that Licensee will be licensing the Suite 150 Premises in its “as-is” condition and Licensor will not be obligated to provide any furniture, fixtures or equipment to the Suite 150 Premises. Licensee acknowledges that the term of this Agreement with respect to the Suite 150 Premises and the Term of this Agreement with respect to the Licensed Premises will be co-terminous. If Licensee fails to deliver an Acceptance Notice to Licensor within the required 5 day period, Licensee shall be deemed to have forever waived its rights under this Section 29(a) to license the Suite 150 Premises.

(b) Amended License. If: (i) Licensee fails to timely deliver the Acceptance Notice, or (ii) after the expiration of a period of 10 days after Licensor’s delivery to Licensee of an amendment to this Agreement incorporating Licensee’s license of the Suite 150 Premises, no amendment to this Agreement for the license of the Suite 150 Premises acceptable to both parties each in their reasonable discretion after using diligent good faith efforts to negotiate the same, has been executed, Licensee shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to license the Suite 150 Premises.

(c) Exceptions. Notwithstanding the above, the Right of First Refusal shall not be in effect and may not be exercised by Licensee:

(i) during any period of time that Licensee is in default under any provision of this Agreement (beyond any applicable notice and cure periods); or

(ii) during any period that Licensee is occupying less than 100% of the Licensed Premises; or

(iii) if Licensee has been in default (beyond any applicable notice and cure periods) under any provision of this Agreement 3 or more times, whether or not such defaults have been cured, during the 12 month period prior to the date on which Licensee seeks to exercise the Right of First Refusal.

(d) Termination. The Right of First Refusal shall, at Licensor’s option, terminate and be of no further force or effect even after Licensee’s due and timely delivery of the Acceptance Notice, if, after such delivery, but prior to the commencement date of the license of the Suite 150 Premises, (i) Licensee fails to cure any default by Licensee under this Agreement prior to the expiration or any applicable notice and cure periods; or (ii) Licensee has defaulted (beyond any applicable notice and cure periods) 3 or more times during the period commencing on the date of delivery of the Acceptance Notice through the date of the commencement of the license of the Suite 150 Premises, whether or not such defaults have been cured.

(e) Rights Personal. The Right of First Refusal is personal to Licensee and is not assignable.

(f) No Extensions. The period of time within which the Right of First Refusal may be exercised shall not be extended or enlarged by reason of Licensee’s inability to exercise the Right of First Refusal.

(g) Requirement to Enter into Lease or New Lease. The Right of First Refusal shall only be in effect so long as Licensee has entered into the Lease or a New Lease and such Lease or New Lease is in effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

LICENSEE:

RAPPORT THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Cheryl Gault
Its:	Chief Operating Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title.

LICENSOR:

ARE-SD REGION NO. 61, LLC,
a Delaware limited liability company

By:	ARE-SD Region No. 58, LLC,
a Delaware limited liability company,
managing member

	By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership,
managing member

		By:	ARE-QRS Corp.,
a Maryland corporation,
general partner

			By:	/s/ Gary Dean
			Its:	Executive Vice President, Legal Affairs